Exhibit 21.1

SUBSIDIARIES OF ARC DOCUMENT SOLUTIONS, INC.

Name of Subsidiary	Jurisdiction of Formation	Doing Business As
American Reprographics Company, L.L.C.	California	ARC
ARC Document Solutions India Pvt. Ltd.	India
ARC — UK Technologies Limited	United Kingdom
ARC Acquisition Corporation	California
ARC Digital Canada Corp.	British Columbia	ARC
ARC Document Solutions Australia Pty Limited	Australia
ARC Reprographics Canada Corp.	British Columbia
ARC Reprographics Hong Kong, Limited	Hong Kong
Henan UNIS Waytron Document Technology Co., Ltd	People's Republic of China
Licensing Services International, LLC	California
Reprografia Digital de Mexico, S.A. de C.V.	Mexico
Reprographics Fort Worth, Inc.	Delaware
SkySite Technologies, Inc.	Delaware
ARC Document Solutions, LLC	Texas	ARC
ARC - Southern
ARC Document Solutions
ARC Imaging Resources
ARC Technology Solutions
ARC Facilities
Planwell Licensing
Planwell Professional Services
Ridgway's MD, LLC a/k/a Ridgway’s, LLC
Riot Creative Imaging
The Pier Group
Shenzhen Unis - Printing Document Solutions Co., Ltd	People's Republic of China
UNIS Document Solutions Co., Ltd.	People's Republic of China